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Exhibit 5.1

June 14, 2004

HMP Equity Holdings Corporation
500 Huntsman Way
Salt Lake City, UT 84108

  Re:
  Registration Statement of HMP Equity Holdings Corporation

Ladies and Gentlemen:

        Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-116100) filed by HMP Equity Holdings Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and exchange by the Company (the "Exchange Offer") of up to $875,000,000 principal amount of the Company's 15% Senior Secured Discount Notes due 2008 (the "New Notes"), which New Notes have been registered under the Securities Act and will be guaranteed (the "Guarantee") by Alta One Inc., a Delaware corporation (the "Guarantor"), for a like principal amount of the Company's outstanding $875,000,000 15% Senior Secured Discount Notes due 2008 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantor.

I.     BASIS OF THE OPINIONS

        In connection with the preparation of this opinion letter and as the basis for the opinions (the "Opinions") set forth below, we have made such investigations of the laws of the State of Utah, the laws of the State of New York, and the DGCL (each as defined below) as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

          (a)   a photocopy of an executed counterpart of the Indenture dated as of May 9, 2003, among the Company, the Guarantor and Wells Fargo Bank Minnesota, National Association, (the "Indenture");

          (b)   the form of Old Note and the form of New Note;

          (c)   a photocopy of the certificate of incorporation and bylaws of each of the Company and the Guarantor, certified to our satisfaction;

          (d)   a good standing certificate as to each of the Company and the Guarantor issued by the Secretary of State of the State of Delaware (each, a "Good Standing Certificate"); and

          (e)   the certificate of Todd Zagorec, Assistant Secretary of both the Company and the Guarantor, dated as of the date of this opinion letter (the "Opinion Certificate"), certifying to the matters specified therein and as to the resolutions adopted by the board of directors of the Company and the Guarantor authorizing the transactions contemplated by the Indenture.

II.    DEFINITIONS

        For purposes of this opinion letter, the following terms and phrases have the following meanings:

            (i)  "DGCL" means and is limited to the present published Delaware General Corporation Law as contained in the publication Delaware Laws Affecting Business Entities Annotated (Aspen Publishers, Inc.) (2004), the applicable provisions of the Delaware constitution and the present published judicial decisions interpreting the Delaware General Corporation Law.

           (ii)  "internal laws of the State of Utah" means and is limited to the laws of the State of Utah, excluding any principles of conflict of laws or any other provisions of Utah law that might require or permit the application of the law of any state or jurisdiction other than the State of Utah.

          (iii)  "laws of the State of Utah" or "Utah law" means and is limited to the present published statutes of the State of Utah, the applicable provisions of the Utah constitution, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code and the present published decisions of the courts of the State of Utah.

          (iv)  "laws of the State of New York" or "New York law" means and is limited to present published statutes of the State of New York, the applicable provisions of the New York constitution, the administrative rules and regulations of agencies of the State of New York as contained in the present published Official Compilation of Codes, Rules and Regulations of the State of New York, and the present published decisions of the courts of the State of New York that in each instance are normally applicable to transactions of the type contemplated by the Exchange Offer.

III.  OPINIONS

        Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of Utah, the laws of the State of New York, and the DGCL, we are of the opinion that:

          1.     The Company (i) is validly existing as a corporation in good standing under the DGCL and (ii) has the corporate power and the corporate authority to enter into and perform its obligations under the Indenture and the New Notes;

          2.     The Guarantor (i) is validly existing as a corporation in good standing under the DGCL and (ii) has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the Guarantee relating to the New Notes;

          3.     The Indenture has been duly authorized, executed and delivered by the Company and the Guarantor and (assuming the due authorization, execution and delivery of the Indenture by the Trustee) the Indenture constitutes a valid and legally binding instrument, enforceable against the Company and the Guarantor in accordance with its terms;

          4.     The New Notes have been duly authorized and, when issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will be validly issued and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

          5.     When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantee of the New Notes by the Guarantor under the Indenture will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with their terms.

IV.    QUALIFICATIONS

        The Opinions are predicated upon and are limited by the matters set forth in the Opinions and are further subject to the qualifications, exceptions, assumptions and limitations set forth below:

          A.    The Opinions are limited to the matters governed by the laws of the State of Utah and the DGCL, and, as to the enforceability opinions set forth in paragraphs III(3), III(4), and III(5) above, the laws of the State of New York. We express no opinion as to local laws or the laws of any other state or country.

          B.    In rendering the Opinions, we have assumed that the Company and the Guarantor have complied with the provisions of the securities laws, "blue sky" laws, securities regulations, and/or securities rules of any applicable state and the United States of America.

          C.    The Opinions that relate to specific agreements or documents, relate to the specified agreements or documents, and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not expressly identified in this opinion letter as having been examined by us.

          D.    In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Company and the Guarantor), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity, in all material respects, of all copies of the Indenture to the copy of the Indenture examined by us.

          E.    The Opinions are limited to those expressly stated and no other opinions should be implied.

          F.     Unless otherwise specifically indicated, the Opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ Stoel Rives LLP
STOEL RIVES LLP

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  Exhibit 5.1